                                                                   EXHIBIT 10.01

                              AMENDED AND RESTATED
                                 FIRST AMENDMENT
                                       TO
                          AMENDED AND RESTATED SUBLEASE

This Amended and Restated First Amendment to Amended and Restated Sublease ("First Amendment") is made as of September 9, 2004 between Ariba, Inc. a Delaware corporation ("Sublandlord"), and Interwoven, Inc., a Delaware corporation ("Subtenant").

                                    RECITALS

A. Sublandlord and Moffett Park Drive LLC, a California limited liability company ("Master Landlord"), entered into the Technology Comers Triplenet Multiple Building Lease dated March 15, 2000, which has been amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, and a Second Amendment to Lease dated October 31, 2002 (collectively, "Master Lease").

B. Subtenant and Sublandlord entered into an Amended and Restated Sublease dated June 28, 2001 ("Sublease"), under which Sublandlord sublets to Subtenant the building described in the Master Lease as Building 1 and the third and fourth floors of the building described in the Master Lease as Building 4 (the "Premises").

C. Subtenant and Sublandlord also entered into several documents related to the Sublease (the "Related Documents"), including without limitation the following:
(i) an Amended and Restated Furniture Rental Agreement dated June 28, 2001 (the "Furniture Agreement"); (ii) a Work Letter Agreement dated June 28, 2001; (iii) a Consent to Sublease dated August 3, 2001 (the "Master Landlord's Consent");
(iv) a Cafeteria Access Agreement dated January 4, 2002, as amended by Amendment No. 013004 dated January 30, 2004 and Amendment Two dated April 1, 2004 (collectively, the "Cafeteria Agreement"); (v) a Fitness Center Access Agreement dated January 4, 2002, as amended by letter agreement dated January 30, 2004, which has been terminated by the expiration of the term thereof; (vi) a Recognition Agreement dated August 2, 2001; (vii) a Subordination, Acknowledgment of Sublease Assignment; Non-Disturbance, Recognition and Attornment Agreement and Estoppel Certificate in favor of Metropolitan Life Insurance Company, dated March 19, 2004, executed and notarized by Interwoven March 23, 2004, 2004 (the "Senior SNDA"); and (viii) a Subordination, Acknowledgment of Sublease Assignment, Non-Disturbance, Recognition and Attornment Agreement and Estoppel Certificate in favor of Washington Real Estate Holdings, LLC, dated executed and notarized by Interwoven March 23, 2004 (the "Junior SNDA").

D. Also in connection with the Sublease, Subtenant has caused its lender, Wells Fargo Bank, to deliver to Sublandlord two irrevocable letters of credit, one of which is currently in the amount of $6,600,000 (the "Building One L/C") and one of which is in the amount of $3,600,000 (the "Building Four L/C"). Also in connection with the Furniture Agreement, Subtenant has caused Wells Fargo Bank to deliver to Sublandlord one irrevocable letter of credit, in the amount of $200,000 (the "Furniture L/C").

E. Sublandlord and Subtenant previously entered into a First Amendment to Amended and Restated Sublease dated September 9, 2004, under which Sublandlord and Subtenant amended and modified the Amended and Restated Sublease, terminated the Furniture Agreement and took certain actions regarding the Building Four L/C and Furniture L/C to Wells Fargo Bank. Sublandlord and Subtenant now desire to amend and restate the First Amendment to Amended and Restated Sublease.

F. Sublandlord and Subtenant now desire to amend and modify the Sublease, to terminate the Furniture Agreement, and to take certain actions regarding the Building Four L/C and Furniture L/C to Wells Fargo Bank, all as set forth in this First Amendment.

                                    AGREEMENT

For and in consideration of the foregoing recitals and the respective undertakings of the parties, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. CAPITALIZED TERMS. Each capitalized term used in this First Amendment shall have the meaning ascribed to it in the Sublease, unless such term is otherwise defined in this First Amendment.

2. REDUCTION OF PREMISES. A portion of the Premises consists of the third and fourth floors of Building 4 ("Reduction Space") Subtenant has not occupied the Reduction Space. Sublandlord is currently negotiating a sublease with Motorola, Inc. ("Motorola Sublease") for the Reduction Space. Effective as of the commencement date of the Motorola Sublease ("Reduction Effective Date"), the Reduction Space shall no longer be part of the Premises. As used in this First Amendment, the "commencement date of the Motorola Sublease" shall be deemed to occur on the first date that Motorola is allowed by Sublandlord to occupy the Reduction Space under the Motorola Sublease for cabling, installation of furniture, fixtures, or equipment, tenant improvement work, move-in, or any other purpose.

As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Subtenant to Sublandlord, the Sublease shall be deemed terminated with respect to the Reduction Space, and the Premises, as defined in the Sublease, shall no longer include the Reduction Space. Notwithstanding the foregoing, if Subtenant's representations contained in Paragraph 9(E) herein shall be materially false or misleading, Sublandlord shall have the right to declare this Amendment null and void and to reinstate the Sublease with respect to the Reduction Space in addition to, and not in lieu of, any other rights or remedies available to Sublandlord. In the event that the Reduction Effective Date has not occurred by November 30, 2004, either party may terminate this Amendment by written notice to the other party no later than December 15, 2004.

Notwithstanding anything in this First Amendment to the contrary, Subtenant shall remain liable for all of its obligations as Subtenant under the Sublease with respect to the Reduction Space arising prior to the Reduction Effective Date, and Sublandlord shall remain liable for all of its obligations as Sublandlord under the Sublease with respect to the Reduction Space arising prior to the Reduction Effective Date.

3. BASE RENT. Subject to the express terms hereof, effective as of the Reduction Effective Date, the schedule of Base Rent contained in paragraph 11 of the Basic Sublease Information in the Sublease is deleted in its entirety, and the following is substituted therefor:

"11. Base Rent:

                                                              Square Feet (SF)  Monthly  Base Rent  Monthly Base Rent
Period                                        Bldg/Floors         (Total)          (Per SF)               (Total)
-----------------------------------    ---------------------  ----------------  ------------------  -----------------
August 1, 2001 - September 30, 2001    B1: F2,3                     88,341          $     1.79        $   158,130.39

October 1, 2001 - July 31, 2002        B1: F1,2,3,4                175,082          $     1.67        $   292,386.94

August 1, 2002 - July 31, 2003         B1: F1,2,3,4                175,082          $     3.91        $   684,570.62

August 1, 2003 - July 31, 2004         B1: F1,2,3,4 B4: F3,4       263,823          $     4.06        $ 1,071,121.38

August 1, 2004 - Reduction
Effective Date                         B1: F1,2,3,4 B4: F3,4       263,823          $     4.22        $ 1,113,333.06

Reduction Effective Date -
July 31, 2006                          B1: F1,2,3,4                175,082          $     4.38        $   766,859.16

August 1, 2006 - July 31, 2007         B1: F1,2,3,4                175,082          $     4.56        $   798,373.92"

Base Rent for the calendar month during which the Reduction Effective Date occurs shall be prorated based on the actual number of days in that month.

4. OPTION TERM BASE RENT. In the event Subtenant validly exercises its option to extend the term of the Sublease as provided in Section 39 of the Sublease, the Base Rent for the Option Term shall be as follows:

Period                $/month/SF      SF        $/month
------------------    ----------   -------  --------------
8/1/07 to 7/31/08       $  4.86    175,082  $   850,898.52

8/1/08 to 7/31/09       $  5.04    175,082  $   882,413.28

8/1/09 to 7/31/10       $  5.24    175,082  $   917,429.68

8/1/10 to 7/31/11       $  5.44    175,082  $   952,446.08

8/1/11 to 7/31/12       $  5.64    175,082  $   987,462.48

8/1/12 to 12/24/12      $  5.86    175,082  $ 1,025,980.52

5. SUBTENANT'S SHARE. As a result of the reduction in the Premises, Subtenant's Share shall be proportionately reduced. Section 12 of the Basic Sublease Information is therefore deleted in its entirety, and the following is substituted therefor:

"12. Subtenant's Share: 24.45% (total), comprised of: 6.00% (1st floor of
                                                      Building One)
                                                      6.05% (2nd floor of
                                                      Building One)
                                                      6.29% (3rd floor of
                                                      Building One)
                                                      6.11% (4th floor of
                                                      Building One)

Period                                       Bldg/Floors        Subtenant's Share (Total)
------                                      --------------      -------------------------
August 1, 2001 - September 30, 2001         B1: F2,3                     12.34%

October 1, 2001 - July 31, 2003             Bl: F1,2,3,4                 24.45%
                                            B1: F1,2,3,4

August 1, 2003 - Reduction Effective Date   B4: F3,4                     36.85%

Reduction Effective Date - July 31, 2007    B1: F1,2,3,4.                24.45%"

Notwithstanding anything in this First Amendment to the contrary, Subtenant shall remain liable for all year-end adjustments with respect to Subtenant's Share applicable to the Reduction Space for that portion of the calendar year preceding the Reduction Effective Date. Such adjustments shall be paid at a time, in a manner and otherwise in accordance with the terms of the Sublease, unless otherwise specified herein.

6. FURNITURE RENTAL AGREEMENT. Under the Furniture Agreement, Subtenant is renting from Sublandlord certain furniture ("Furniture") located in the Reduction Space. The parties hereby agree that effective as of the Reduction Effective Date, the Furniture Agreement shall be terminated. Effective as of the Reduction Effective Date, the security interest in the Furniture granted by Sublandlord to Subtenant under the Furniture Agreement shall terminate and be of no further force or effect. Subtenant hereby authorizes Sublandlord to file a UCC Financing Statement Amendment, terminating Subtenant's security interest in the Furniture ("UCC Termination Statement"), with the California Secretary of State and the Santa Clara County Recorder, as appropriate, immediately following the Reduction Effective Date. In the event this First Amendment is terminated for any reason without the reduction in the Premises contemplated herein becoming effective, Sublandlord agrees it shall not file or record the UCC Termination Statement.

Within three (3) business days following Sublandlord's receipt of the Termination Fee described below, Sublandlord shall return the original Furniture L/C to Wells Fargo Bank at the following address:

Wells Fargo Bank
400 Hamilton Ave.
Palo Alto, CA 94301
Attention: Manao Keegan
Phone: 650-855-7505

7. TERMINATION FEE. As additional consideration for Sublandlord agreeing to this First Amendment, Subtenant agrees to pay Sublandlord the applicable amount shown on the fee schedule attached to this First

Amendment as Exhibit A ("Reduction Fee"). Subtenant shall pay the Reduction Fee by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Sublandlord within three (3) days following the Reduction Effective Date.

8. AS IS ACCEPTANCE. Sublandlord acknowledges that Sublandlord has had an opportunity to inspect the Reduction Space and the furniture covered by the Furniture Agreement, and that both are in good condition and repair, free of damage, loss or deterioration. Sublandlord therefore hereby accepts the same in their present condition and configuration. Effective as of the date of this First Amendment, and continuing until the earlier of (i) the Reduction Effective Date and (ii) the date this First Amendment is terminated for any reason without the reduction in the Premises contemplated herein becoming effective, Subtenant shall have no access to and shall not use the Reduction Space or the Furniture.

9. SUBLEASE SECURITY DEPOSIT; BUILDING FOUR LETTER OF CREDIT. Effective as of the Reduction Effective Date, the Security Deposit required under Paragraph 4 of the Sublease shall be reduced to Six Million Six Hundred Thousand Dollars ($6,600,000), subject to further reduction during the term of the Sublease if the financial milestones and other requirements of Paragraph 4 of the Sublease are fully satisfied, however, that in no event shall the amount of the Security Deposit be less than (i) $1,692,552.71 during the Original Term, and (ii) $2,164,818.90 during the Option Period.

Within three (3) business days following Sublandlord's receipt of the Termination Fee, Sublandlord shall return the original Building Four L/C to Wells Fargo Bank at the following address:

Wells Fargo Bank
400 Hamilton Ave.
Palo Alto, CA 94301
Attention: Manao Keegan
Phone: 650-855-7505

10. CAFETERIA AGREEMENT. The Cafeteria Agreement shall continue in full force and effect after the Reduction Effective Date; provided, however, that effective as of the Reduction Effective Date, Section 1.a. of Exhibit C shall no longer apply, and Sections 1.b. and 1.c. of Exhibit C shall be amended in their entirety to read as follows:

      "b. 3rd Party Monthly Operating Loss and Profit Sharing:

      Interwoven shall be responsible for and shall pay to Ariba fifty percent (50%) of any and all monthly operating loss sustained by the Cafeteria Operator during the Term after any such monthly operating loss is first reduced by the amount of such loss payable by other subtenants of the Project.

      Interwoven shall receive from Ariba fifty percent (50%) of any and all monthly operating profit earned by the Cafeteria Operator during the Term after any such monthly operating profit is first reduced by the amount of such profit payable to other subtenants of the Project.

      c. Operating Expenses:

      Interwoven shall be responsible for and shall pay to Ariba a monthly fee in an amount equal to the "Subtenant's Share" or twenty-four and forty-five one hundreds percent (24.45%) of the "Operating Expenses" (as such terms are defined in the Sublease, as amended) associated with the Cafeteria."

Following the Reduction Effective Date, Subtenant's Share shall be determined in accordance with Section 5 of this First Amendment.

11. RATIFICATION OF SUBLEASE AND RELATED AGREEMENTS. Subject to the express recitals and provisions of this First Amendment, Subtenant and Sublandlord acknowledge and agree that the Sublease and the Related Documents are in full force and effect (as they relate to the portion of the Premises remaining after deletion of the Reduction Space), and have not been amended, modified, or assigned, either orally or in writing. Subtenant represents and warrants to Sublandlord that Subtenant has no present claim, offset or defense under the Sublease or the Related

Documents, and has no knowledge of any event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default by either Subtenant or Sublandlord under the Sublease or the Related Documents. Sublandlord represents and warrants to Subtenant that Sublandlord has no present claim, offset or defense under the Sublease or the Related Documents, and has no knowledge of any event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default by either Subtenant or Sublandlord under the Sublease or the Related Documents.

12. CONSENTS. Subtenant acknowledges that, under the terms of the Master Lease, the Master Landlord's Consent, the Senior SNDA and the Junior SNDA, this First Amendment requires the prior written consent of the Master Landlord, Metropolitan Life Insurance Company, and Washington Real Estate Holdings, LLC, and that this First Amendment shall not be effective until such written consents are given. Sublandlord agrees to use reasonable efforts to obtain such consents and Subtenant agrees to provide any information regarding Subtenant which may be reasonably requested in connection therewith. Sublandlord and Subtenant acknowledge and agree that this First Amendment is expressly conditioned upon obtaining such consents in such forms and subject to such terms and conditions as are mutually agreeable to the parties in their reasonable discretion. If such written consents to this First Amendment have not been obtained by November 30, 2004, then both Sublandlord and Subtenant shall have the right, by written notice to the other party given no later than December 15, 2004, to terminate this First Amendment.

13. MISCELLANEOUS.

A. ENTIRE AGREEMENT. This First Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. This First Amendment shall not be relied upon by any other party, individual, corporation, partnership or entity as a basis for reducing its lease obligations with Sublandlord or for any other purpose.

B. INVALIDITY. In the event that any provision of this First Amendment is deemed to be invalid or unenforceable for any reason, this First Amendment shall be construed as not containing such provision, and the invalidity or unenforceability thereof shall not render any other provision of this First Amendment invalid or unenforceable.

C. BROKERS. In connection with this First Amendment, Sublandlord shall pay a fee to Cornish & Carey Commercial ("C&C") in accordance with a separate written agreement between Sublandlord and C&C, and Subtenant shall pay a fee to Spieker Stratmore Commercial ("SSC") in accordance with a separate written agreement between Subtenant and SSC. Except for C&C and SSC, Subtenant hereby represents to Sublandlord that Subtenant has dealt with no broker in connection with this First Amendment. Subtenant agrees to indemnify and hold Sublandlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (except for C&C) claiming to have represented Subtenant in connection with this First Amendment. Except for C&C and SSC, Sublandlord hereby represents to Subtenant that Sublandlord has dealt with no broker in connection with this First Amendment. Sublandlord agrees to indemnify and hold Subtenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (except for SSC) claiming to have represented Sublandlord in connection with this First Amendment.

D. AUTHORIZATION. Each signatory of this First Amendment represents hereby that he or she has the authority in his or her representative capacity to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

E. NO ASSIGNMENT. Tenant and Subtenant each represent and warrant to the other that they have made no other assignment, sublease, transfer, or other disposition of the Sublease, any interest in the Sublease, or any demand, obligation, liability, or cause of action arising out of the Sublease.

F. COUNTERPARTS. This may be executed in one or more counterparts, each of which shall be deemed an original, and all taken together, shall constitute one and the same instrument.

G. TITLES. The section titles in this First Amendment are used for the convenience of the parties and are not to be taken as part of the instrument or used to interpret this First Amendment.

H. TIME OF ESSENCE. Time is of the essence in this First Amendment.

I. GOVERNING LAW. This First Amendment is governed and construed in accordance with the law of the State of California.

Sublandlord and Subtenant have duly executed this First Amendment as of the date first above written.

                                          ARIBA:

                                          ARIBA, INC.,
                                          a Delaware corporation

                                          By: /s/ J. Frankola
                                              ----------------------------------
                                          Name: J. Frankola
                                          Its: CFO

                                          INTERWOVEN:

                                          INTERWOVEN, INC.,
                                          a Delaware corporation

                                          By: /s/ John E. Calonico, Jr.
                                              ----------------------------------
                                          Name: John E. Calonico, Jr.
                                          Its: Chief Financial Officer

                                    EXHIBIT A

                            TERMINATION FEE SCHEDULE

The Termination Fee shall be calculated based upon the occurrence of the Reduction Effective Date, and shall be equal to the sum of the applicable Base Fee plus the product of the applicable Daily Fee times the number of the days which elapse from and including the Reduction Effective Date through the end of the calendar month in which the Reduction Effective Date occurs, as determined from the schedule below.

Reduction Effective Date   Base Fee     Daily Fee
     As of 7/31/04        $13,750,000
   8/1/04 to 8/31/04      $13,280,827    $15,135
   9/1/04 to 9/30/04      $12,811,654    $15,639
  10/1/04 to 10/31/04     $12,342,481    $15,135
  11/1/04 to 11/30/04     $11,873,308    $15,639